Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-238542 and 333-256183) on Form S-8, (Nos. 333-235301, 333-237795, 333-237354, 333-251406, and 333-252049) on Form S-3, and (No. 333-258092) on Form S-1 of Sonnet BioTherapeutics Holdings, Inc. of our report dated December 16, 2021, with respect to the consolidated balance sheets of Sonnet BioTherapeutics Holdings, Inc. and subsidiaries as of September 30, 2021 and 2020, the related consolidated statements of operations, changes in stockholders’ equity (deficit), and cash flows for the years then ended, and the related notes (collectively, the consolidated financial statements), which report appears in the September 30, 2021 annual report on Form 10-K of Sonnet BioTherapeutics Holdings, Inc.

Our report dated December 16, 2021 contains an explanatory paragraph that states Sonnet BioTherapeutics Holdings, Inc. has incurred recurring losses and negative cash flows from operations since inception and will require substantial additional funding to continue to fund its research and development activities that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP

Philadelphia, Pennsylvania

December 16, 2021